U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Migausky                            George                V.
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   (Last)                           (First)             (Middle)

c/o IGEN International, Inc.          16020 Industrial Drive
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                                    (Street)

Gaithersburg                          MD                20877
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol


IGEN
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


June 2002
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5.   If Amendment, Date of Original (Month/Year)

June 2002
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Chief Financial Officer
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                           6/13/02       G               1,730(1)     D               47,945         D
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Common Stock                           6/13/02       G               1,153(2)     A               24,620         I         (3)
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Option to Buy (4)    $37.91   6/4/02   A         40,000      6/4/02   6/3/07    Common   40,000            40,000     D
                                                                                 Stock
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Explanation of Responses:
(1) Transferred total of 577 shares to reporting person as Custodian under Uniform Gifts to Minors Act for minor child and transferred 576 shares to adult child who shares reporting person's household and transferred 577 shares to adult child who does not share the reporting person's household.
(2) Represents total of 577 shares to reporting person as Custodian under Uniform Gifts to Minors Act for minor child and 576 shares to adult child who shares the reporting person's household.
(3) Includes 12,310 shares held by reporting person as Custodian under Uniform Gift to Minors Acr for minor child and 12,310 for adult child who shares the reporting person's household. Reporting person disclaims beneficial ownership of securities held by adult child who shares the reporting person's household and this report should not be deemed an admission that the reporting person is beneficial owner of these shares for purposes of Section 16 or any other purpose.
(4) Employee option granted under the Issuer's 1994 Stock Option Plan. Option vests 20% one year from the grant date and then an additional 5% vest each quarter tereafter. Option has an early exercise feature that allows immediate exercise subject to a limited repurchase right in favor of the Company.


/s/ George V. Migausky                                            7/26/02
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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